Exhibit 10.23

AMENDMENT NO. 3 TO SELLPOINTS, INC. LEASE

THIS AMENDMENT NO. 3 TO SELLPOINTS, INC. LEASE is made and entered into as of February 27, 2015, by and between 65TH STREET DEVELOPMENT COMPANY, LLC, a California limited liability company (“Landlord”), and SELLPOINTS, INC., a Delaware corporation (“Tenant”).

RECITALS

A.            Landlord and Tenant entered into that certain Lease dated October 14, 2013, as amended by that certain Amendment No. 1 to the Lease dated December 11, 2013 and Amendment No. 2 to the Lease dated December 27, 2013 for the lease of certain Premises (the “Premises”), in 6550 Vallejo Street, Emeryville and 1148 65th Street Oakland, California, more particularly described in Exhibit A to the Lease. The capitalized terms used in this Amendment shall have the meanings set forth in the Lease unless otherwise specified herein.

B.            Landlord and Tenant desire by this Amendment to further amend the Lease to relocate and expand the Tenant’s office premises, to decrease the size of the warehouse portion of the Premises, to extend the term and to adjust Tenant’s percentage share, all set forth herein.

TERMS

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual agreements herein contained, Landlord and Tenant hereby agree as follows:

1.             Amendment of BASIC LEASE INFORMATION: The following provisions of the Basic Lease Information of the Lease are hereby amended as of the Delivery (as defined in paragraph 4 below), anticipated to be June 1, 2015, of Suite 250 with the Tenant Improvements (as defined in paragraph 5 below) substantially completed, , to read as follows:

Premises:	Rentable
Area
Office Suite 250	8030 sf
1198 65th Street
Emeryville, CA 94608

Warehouse
consisting of warehouse, office and studio
107-W, 107-O and 107-S	4666 sf
1148 65th Street
Oakland, CA 94608

2.             Amendment of BASIC LEASE INFORMATION, to read.

Base Rent per Month:
Suite 250:
Delivery Date – January 31, 2016
             $23,683.29 (Office)
February 1, 2016 – January 31, 2017
             $24,324.32 (Office)
February 1, 2017 – January 31, 2018
             $24,984.58 (Office)
February 1, 2018 – May 31, 2018
             $25,664.64 (Office)

Warehouse:
Delivery Date – January 31, 2016
             $4200.00
February 1, 2016 – January 31, 2017
             $4,326.00
February 1, 2017 - January 31, 2018
             $4,455.78
February 1, 2018 – May 31, 2018
             $4,589.45

Tenant’s Percentage Share:
Building Share – 17.2%,
Office Share – 20.5%

3.             Surrender of Suites 200 and 300

Notwithstanding the foregoing, Tenant shall continue to be liable for payment of Base Rent and Tenant’s Percentage Share of increases in Operating Expenses and Property Taxes for Suites 200 and 300 pursuant to the Lease as effective prior to this Amendment until such time as Tenant shall deliver possession of Suites 200 and 300 to Landlord, in “broom clean” condition, free and clear of all personal property, trash, effects and debris, ordinary wear and tear excepted, and all Building keys and cards for Suites 200 and 300 shall have been returned to Landlord. The surrender of Suites 200 and 300 shall be concurrent to the Delivery of Suite 250.

4.             Amendment of Exhibit A. As of the Delivery, the floor plans of the Office and Warehouse portions of the Premises attached to the Lease as Exhibit A are hereby deleted and Exhibit A to this Amendment is substituted therefor.

5.             Initial Improvements of Suite 250. Landlord shall cause to be made the improvements in Suite 250 described in the drawings listed on Exhibit B to this Amendment (the “Tenant Improvement”) to be constructed. The date that possession of Suite 250 is delivered to Tenant with the Tenant Improvements substantially completed is the “Delivery Date.”

6.            Tenant Allowance. Landlord shall provide Tenant with a $75,000 relocation allowance to be used for furniture, wiring, and other costs

7.            Disbursement of Tenant Allowance.

(a) Landlord shall make disbursements from the Tenant Allowance upon Landlord’s receipt of Tenant’s written request therefor, together with (i) evidence satisfactory to Landlord of the completion, in a good and workman-like manner, of the Tenant work or material installation (such as furniture and wiring) for which such disbursement request is made, and (ii) a copy of the final invoice of each contractor or subcontractor that completed any portion of the Tenant work for which such disbursement request is made. Disbursements from the Tenant Allowance shall be made, either to Tenant or directly to the applicable contractor(s) or subcontractor(s), at Landlord’s election in its sole and absolute discretion, in the amounts of such invoices for completed work provided pursuant to clause (ii) of the immediately preceding sentence; provided, however, that in no event shall Landlord be obligated to make any disbursement from the Tenant Improvement Allowance which would cause the aggregate amount disbursed therefrom to exceed Seventy-five Thousand Dollars ($75,000). Tenant shall be solely responsible for, and shall not be reimbursed by Landlord for, any costs incurred by Tenant with respect to Tenant work, which costs may cause the total amount of costs incurred by Tenant with respect to the Tenant Improvements to exceed Seventy-five Thousand Dollars ($75,000). If Tenant does not use the full amount of the Tenant Allowance by December 31, 2015, then Tenant may apply the balance of the Tenant Allowance to rent due.

(b) Landlord shall have no obligation to make any disbursement of all or any portion of the Tenant Improvement Allowance at any time during the existence of an event of default under the Lease or a condition which with the giving of notice or the passage of time could become an event of default.

8.            Counterparts. This Amendment may be executed, acknowledged and delivered in any number of counterparts, and each of such counterparts shall constitute an original but all together only one Amendment.

9.            Headings. Any headings or captions preceding the text of the several sections hereof are intended solely for convenience of reference and shall not constitute a part of this Amendment No. 1 nor shall they affect its meaning, construction or effect.

10.          Reference to Lease. Any and all notices, requests, certificates and other documents or instruments executed and delivered concurrently with or after the execution and delivery of this Amendment may refer to the Lease without making specific reference to this Amendment, but nevertheless all such references shall be deemed to include this Amendment, unless the context shall otherwise require.

11.          Ratification of Lease. Except to the extent hereby amended or modified by this Amendment, the Lease is hereby ratified, confirmed and approved in all respects by the parties.

12.          Entire Agreement. This Amendment sets forth the entire understanding of the parties in connection with the subject matter hereof. There are no agreements between Landlord and Tenant relating to the Lease or the Premises other than those set forth in writing and signed by the parties. Neither party hereto has relied on any understanding, representation or warranty not set forth herein, either oral or written, as an inducement to enter into this Amendment.

IN WITNESS WHEREOF, this Amendment is made as of the day and year first above written.

TENANT:	LANDLORD:

SELLPOINTS, INC.	65TH STREET DEVELOPMENT COMPANY, LLC,
a Delaware corporation	a California limited liability company

By:	/s/ Brian O’keefe	By:	/s/ Felicia Woytak

Name:	Brian O’Keefe	Felicia Woytak
Its:	CEO	Manager

Exhibit A – Amended Warehouse and Office Premises

Exhibit B – Amended Office Premises

Per Hunstman Architectural Group Plans dated February 11, 2015
(Full plan set for Suite 250 available upon request)

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